Exhibit 99.1

CACI to Sell Its COMNET Products Group to Compuware Corporation for $40 Million Cash

Company Focuses on Its Value-added Services Businesses

Arlington, Va., November 3, 1999 -- CACI International Inc (NASDAQ: CACI) announced today it has signed a letter of intent to sell its COMNET products group to Compuware Corporation (NASDAQ: CPWR), subject to completion of due diligence and any required regulatory approvals. The total value of the transaction is approximately $40 million cash, and is expected to close by December 31, 1999. The COMNET products group was a part of CACI's Simulation Systems Group.

The sale of CACI's COMNET products group, which produced revenue of approximately $7.0 million in FY99, includes the transfer of its highly qualified employees. The letter of intent provides CACI an ongoing arrangement regarding the use of COMNET products in its services businesses.

After expenses and taxes, the transaction is expected to generate a significant one-time gain of approximately $20 million or $1.74 per share. The proceeds will reduce CACI's debt by approximately $20 million and provide interest and infrastructure cost savings that will be accretive to earnings by $.06 to $.08 per share on an annual basis.

Dr. J.P. (Jack) London, Chairman, President, and CEO of CACI commented, "Our decision to sell the COMNET products group is a result of the company's and board's ongoing market selection and strategic planning efforts, which analyze opportunities to enhance future performance and shareholder value. While we recognized we had a really valuable property with a terrific team of people, we have decided to concentrate our resources on lines of business that we can leverage at higher growth rates and better profit margins." London also noted, that "continuing in this particular product niche would have required major investments in both distribution channels and product development. Our current and planned capital investments are being made in our value-added services businesses, which include e-commerce, network, and telecommunications. These are big market sectors with huge future potentials. They will bring us much better returns over the longer term."

Dr. London continued, "While we are divesting this small but valuable piece of our business, we are nonetheless totally committed to our corporate strategy of accelerating our growth by moving forward on our highly successful strategic and accretive mergers and acquisitions program."

CACI continues to be the world's premier supplier of simulation technology language products and services. CACI's SIMSCRIPT II.5® language product was the legacy foundation of the company and is not included as part of this transaction.

Compuware productivity solutions help 14,000 of the world's largest corporations more efficiently maintain and enhance their most critical business applications. Providing immediate and measurable return on information technology investments, Compuware products and services improve quality, lower costs and increase the speed at which systems can be developed, implemented and supported. Compuware employs approximately 15,000 information technology professionals worldwide. With trailing 12-month revenues of more than $1.9 billion, Compuware is a world leader in the practical implementation of enterprise and e-commerce solutions.

CACI International Inc (http://www.caci.com) is an information technology products and services provider specializing in developing and integrating systems, software, and simulation products and providing information assurance services to government agencies and commercial enterprises worldwide. Celebrating 38 years in business, the company has approximately 4,200 employees and operates out of approximately 90 offices in the U.S. and Europe.

There are statements made above which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; government contract procurement (such as bid protest) and termination risks; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete acquisitions and/or divestitures appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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Contacts

CACI: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	CACI: Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com

Compuware:

Christopher M.F. Norris
Director, Corporate Communications
Compuware Corporation
(248) 737-7506

SIMSCRIPT II.5 is a registered trademark of CACI.